Exhibit (a)(1)(G)

SHARES LETTER TO CLIENTS

U.S. Offer to Purchase for Cash

Any and All of the Outstanding Shares of Common Stock

and

Any and All of the Outstanding American Depositary Shares

(evidenced by American Depositary Receipts)

of

ENEL GENERACIÓN CHILE S.A.

At Purchase Price of

Ch$ 590 Per Share of Common Stock

and

Ch$ 17,700 Per American Depositary Share

(each representing 30 Shares of Common Stock)

by

ENEL CHILE S.A.

THE U.S. OFFER AND TENDER WITHDRAWAL RIGHTS WILL EXPIRE

AT 4:30 P.M., NEW YORK CITY TIME, ON MARCH 22, 2018,

UNLESS THE U.S. OFFER IS EXTENDED.

February 16, 2018

To our Clients:

Enclosed for your consideration are the Prospectus, dated February 8, 2018 (the “Prospectus”), and the related Form of Acceptance (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by Enel Chile S.A., a limited liability stock corporation organized under the laws of the Republic of Chile (“Enel Chile”), to purchase (1) any and all of the outstanding shares of common stock (the “Enel Generación Shares”) of Enel Generación Chile S.A. (the “Company”), a publicly traded limited liability stock corporation organized under the laws of the Republic of Chile, from holders of Enel Generación Shares who are U.S. Persons (as defined in the Prospectus) (the “U.S. Holders”), for Ch$ 590 per share in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes and distribution fees and (2) any and all of the outstanding American Depositary Shares (“Enel Generación ADSs”) of the Company, each representing 30 Enel Generación Shares, for Ch$ 17,700 per Enel Generación ADS, in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes, upon the terms and subject to the conditions of the U.S. Offer. The U.S. Offer is subject to the condition that any properly tendering U.S. Holder of Enel Generación Shares and/or Enel Generación ADSs shall have agreed to apply Ch$236 of the consideration payable for each Enel Generación Share validly tendered and Ch$ 7,080 of the consideration payable for each Enel Generación ADS validly tendered to subscribe for shares of Enel Chile common stock, no par value (“Enel Chile Shares”), at a subscription price of Ch$82 per Enel Chile Share (or Ch$4,100 per Enel Chile ADS), upon the terms and subject to the conditions set forth in the Prospectus. The remainder of the purchase price for Enel Generación Shares and the remainder of the purchase price for Enel Generación ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in cash, without interest, in United States dollars, net of applicable withholding taxes and any applicable distribution fees.

We are (or our nominee is) the holder of record of Enel Generación Shares held by us for your account. A tender of such Enel Generación Shares can be made only by us as the holder of record and pursuant to your instructions. The Form of Acceptance is furnished to you for your information only and cannot be used by you to tender Enel Generación Shares held by us for your account.

Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Enel Generación Shares held by us for your account pursuant to the terms and conditions set forth in the U.S. Offer.

Enel Generación ADSs cannot be tendered by means of the enclosed Form of Acceptance (which is exclusively for use in respect of Enel Generación Shares). If you hold Enel Generación ADSs, you should use the ADS Letter of Transmittal for tendering such Enel Generación ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information and the form of the ADS Letter of Transmittal can be obtained from the Information Agent, Georgeson LLC, at +1 (866)-216-0459 (U.S. Toll Free) or +1 (781) 575-2137 (International) or e-mail: enelchile@georgeson.com.

Please note the following:

1.	Tender Agent:

Enel Chile has appointed Computershare Trust Company N.A. as Tender Agent for the U.S. Offer.

2.	Information Agent:

Enel Chile has appointed Georgeson LLC as Information Agent.

Any questions you may have with respect to the manner in which Enel Generación Shares may be tendered in the U.S. Offer should be directed to Georgeson LLC, as Information Agent, by telephone at +1 (866) 216-0459 (U.S. Toll Free) or +1 (781) 575-2137 (International) or by E-mail at enelchile@georgeson.com.

3.	Holders of Enel Generación Shares:

The U.S. Offer is being made only to holders of Enel Generación Shares who are U.S. Persons.

The tender price for Enel Generación Shares is the U.S. dollar equivalent of Ch$590 per Enel Generación Share in cash, without interest, payable in U.S. dollars, and less the amount of any fees, expenses and withholding taxes that may be applicable, upon the terms and subject to the conditions of the U.S. Offer. The U.S. Offer is subject to the condition that any properly tendering U.S. Holder of Enel Generación Shares and/or Enel Generación ADSs shall have agreed to apply Ch$236 of the consideration payable for each Enel Generación Share validly tendered and Ch$ 7,080 of the consideration payable for each Enel Generación ADS validly tendered to subscribe for Enel Chile Shares, at a subscription price of Ch$82 per Enel Chile Share (or Ch$4,100 per Enel Chile ADS), upon the terms and subject to the conditions set forth in the Prospectus. The remainder of the purchase price for Enel Generación Shares and the remainder of the purchase price for Enel Generación ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in cash, without interest, in United States dollars, net of applicable withholding taxes and any applicable distribution fees.

Tendering holders will receive for each Enel Generación Share validly tendered in the U.S. Offer: (i) Ch$354, in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes and distribution fees (the “Cash Tender Offer Consideration”), (ii) 2.87807 Enel Chile Shares (the “Share Tender Offer Consideration”, and together with the Cash Tender Offer Consideration, the “U.S. Offer Consideration”), and (iii) a cash-in-lieu payment representing the cash value (based in the Ch$82 price) of any fractional entitlement to an Enel Chile Shares which the tendering holder of Enel Generación Share would otherwise be entitled to receive as Share Tender Offer Consideration (the “Cash-in-Lieu Payment”), in each case upon the terms and subject to the conditions set forth in the Prospectus.

4.	Procedure for Tendering:

The U.S. Offer and tender withdrawal rights will expire at 4:30 p.m., New York City time, on March 22, 2018, unless the U.S. Offer is extended (the “Expiration Date”).

Notwithstanding any other provision of the U.S. Offer, payment for Enel Generación Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Share Tender Agent of the completed Form of Acceptance, together with the following documents:

(a) original título(s) de acciones (certificates of title) evidencing ownership of Enel Generación Shares, if the títulos de acciones of the Enel Generación Shares are held by you, or a certificate from the share department of Enel Generación which is administered by DCV Registros S.A. (“DCV Registros”), evidencing that the título(s) de acciones are held at the share department of Enel Generación;

(b) a certificate from the share department of Enel Generación which is administered by DCV Registros, issued no later than 10 days prior to the date of delivery to the U.S. Share Tender Agent evidencing that the share department of Enel Generación is not aware of any liens, pledges or encumbrances that affect the Enel Generación Shares;

(c) duly signed traspaso(s) (deed of transfer) indicating the number of Enel Generación Shares to be tendered, with the date of such traspaso(s) in blank;

(d) in the case the U.S. Holder is an individual, a copy of the U.S. Person’s passport or other government-issued photo identification card;

(e) in the case the U.S. Holder is an entity, (1) a secretary’s certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity’s organizational documents, and (2) a copy of the passport or other government-issued photo identification card of the authorized officer; and

(f) any other documents requested by the U.S. Share Tender Agent to evidence the authority of the U.S. Holder to tender and sell its Enel Generación Shares.

References to a holder of Enel Generación Shares shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this section shall apply to them jointly and severally.

BTG Pactual Chile S.A. Corredores de Bolsa (the “Chilean Tender Agent”) has established the Account number DCV 12026005 (the “DCV Custodial Account”) on behalf of the U.S. Share Tender Agent with respect to Enel Generación Shares at Depósito Central de Valores S.A. (“DCV”) for purposes of the U.S. Offer. Enel Generación Shares held in book-entry form may be tendered by sending them to the U.S. Share Tender Agent at its address set forth on the front cover of the Form of Acceptance, a properly completed and duly executed Form of Acceptance, together with the items (b) through (f) above, as applicable, and effecting the book-entry delivery of the Enel Generación Shares to the DCV Custodial Account.

5.	Withdrawal Rights:

Enel Generación Shares tendered on or prior to the Expiration Date may be withdrawn as described in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Tender Withdrawal Rights” in the Prospectus.

6.	Delivery of Payment:

Delivery of the U.S. Offer Consideration and, if applicable, the Cash-in-Lieu Payment for the Enel Generación Shares tendered in the U.S. Offer will in all cases be made only after timely receipt by the Tender Agent of (i) confirmation from Enel Chile that the U.S. Offer has been declared unconditional and Enel Chile has accepted the Enel Generación Shares validly tendered and not validly withdrawn in the U.S. Offer, (ii) in the case of the portion of the Share Consideration to be paid in cash, an amount equal to the aggregate Cash Tender Offer Consideration in U.S. dollars for the Enel Generación Shares validly tendered and accepted in the amount determined in accordance with the procedures set forth in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Holders of Enel Generación Shares” in the Prospectus, and (iii) in the case of the portion of the Share Consideration applied to subscribe for Enel Chile Shares, (x) the number of whole Enel Chile Shares subscribed for in satisfaction of the Share Subscription Condition as determined in accordance with the procedures set forth in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Holders of Enel Generación Shares” in the Prospectus, and (y) any amount of the portion of the Share Consideration applied for such subscription remaining after giving effect to such subscription, in accordance with the procedures set forth in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Holders of Enel Generación Shares” in the Prospectus.

Enel Chile is not aware of any jurisdiction where the making of the U.S. Offer or the acceptance of Enel Generación Shares pursuant to the U.S. Offer is not in compliance with applicable law. If Enel Chile becomes aware of any jurisdiction where the making of the U.S. Offer or the acceptance of the Enel Generación Shares pursuant to the U.S. Offer is not in compliance with any valid applicable law, Enel Chile will make a good faith effort to comply with any valid applicable law. If, after such good faith effort, Enel Chile cannot comply with the applicable law, the U.S. Offer will not be made to, nor will tenders be accepted from or on behalf of the holders of Enel Generación Shares residing in such jurisdiction.

Instruction Form for Shares of Enel Generación Chile S.A.

The undersigned acknowledge(s) receipt of your letter and the Prospectus dated February 8, 2018, and the related Form of Acceptance in connection with the U.S. Offer by Enel Chile S.A. to purchase any and all of outstanding shares of common stock of Enel Generación Chile S.A. pursuant to the terms set forth in the Prospectus.

This will instruct you to tender the number of Enel Generación Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Form of Acceptance.

Number of Shares to be Tendered*:
Date:

SIGN HERE
Signature(s):
Print Name(s):
Print Address(es):

Area Code and Telephone Number(s):
Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all of your Enel Generación Shares are to be tendered.

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